Exhibit 10.3

September 27, 2004

Integrated Electrical Services, Inc.

1800 West Loop South

Suite 500

Houston, TX 77027

Mr. Herbert Allen, President and Chief Executive Officer

Re:	Resignation Contract Amendment

Dear Mr. Allen:

This is to confirm the agreement between Mr. Richard China and Integrated Electrical Services (IES) that, in exchange for the consideration represented by the following mutual agreements and undertakings, the parties agree as follows:

1. Mr. China agrees to allow IES to make a public statement as early as September 27, 2004 to the effect that Mr. China will be changing his position from Chief Operating Officer to Senior Vice President of Strategic Development (at no reduction in compensation from his current compensation package), provided that an authorized representative of IES has signed this letter agreement.

2. IES agrees that this change in position constitutes “Good Reason” within the meaning of Mr. China’s Amended and Restated Employment Agreement and shall entitle him to the remedies and rights afforded him under that agreement (in particular, and without limitation, paragraph 4(f) thereof), and further agrees that his 14 day period provided thereunder shall commence as of the earlier of November 4, 2004 or the date by which a written agreement is reached and signed providing for Mr. China’s future employment or a possible severance agreement is presented to him by the Board of Directors of IES.

3. Mr. Allen and IES agree to negotiate in good faith with Mr. China the specific terms of a severance agreement for Mr. China and to present same to the Board with a recommendation for board action at its scheduled November 4, 2004 meeting.

Agreed to and accepted this          day of September, 2004.

Integrated Electrical Services, Inc. (IES)	Richard L. China